Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 and Registration Statements Nos. 333-09168, 333-93543, 333-60952, 333-91552, 333-111579, 333-129961, 333-129960 and 333-111108 on Form S-8, No. 333-55696 on Form S-4 and Nos. 333-72862-01, 333-38662 and 333-39702 on Form S-3 of our reports relating to the consolidated financial statements and financial statement schedule of Shire plc and the effectiveness of Shire plc’s internal control over financial reporting dated February 23, 2011 appearing in the Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ DELOITTE LLP
DELOITTE LLP
London, United Kingdom
July 28, 2011